                                                                                    October 16, 2002

                                                                                    Beth Copeland - Media
                                                                                    (317) 269-1395
                                                                                    William J. Brunner - Shareholders & Analysts
                                                                                    (317) 269-1614

                                                                                    FOR IMMEDIATE RELEASE

First Indiana Announces Third Quarter 2002 Earnings of $6.8 Million
On Pace with 2001 Earnings

          (Indianapolis) – First Indiana Corporation (NASDAQ – FINB) today announced quarterly earnings of $6.8 million, or $.43 per diluted share, for the quarter ended September 30, 2002. Earnings for the third quarter of the previous year were $6.8 million, or $.43 per diluted share. For the nine months ended September 30, 2002, First Indiana’s earnings were $20.1 million, or $1.27 per diluted share, compared with $20.4 million, or $1.27 per diluted share, for the same period in 2001.

          Net interest margin continues to improve, increasing to 3.88 percent in the third quarter of 2002, a 12 basis point improvement over the second quarter 2002 margin of 3.76 percent and an 14 basis point improvement over the third quarter 2001 margin of 3.74. The margin is rebounding as anticipated as rates have stabilized and liabilities have repriced downward.

          Credit quality improved in the third quarter of 2002 despite the economic slowdown. Non-performing assets were $41.3 million at September 30, 2002, compared to

First Indiana Corporation Announces Third Quarter Earnings
October 16, 2002

$42.0 million at June 30, 2002, and $45.7 million at March 31, 2002. This makes the third straight quarter non-performing assets have declined, and they are at the lowest level since September 30, 2001. The provision for loan losses was $3.0 million for the third quarter of 2002, compared to $4.2 million for the second quarter of 2002 and $2.5 million for the third quarter of 2001. Net charge-offs for the third quarter of 2002 totaled $2.0 million, compared to $5.0 million for the second quarter of 2002 and $1.3 million for the third quarter of 2001. Business loan net charge-offs were $157,000 for the third quarter of 2002, compared to $3.1 million for the prior quarter. Consumer loan net charge-offs totaled $1.1 million for the third quarter of 2002, compared to $1.7 million for the prior quarter. Net charge-offs for the first nine months of 2002 were $8.5 million, compared to $4.5 million for the same period of 2001.

          Non-interest income for the third quarter 2002 was $11.1 million, compared with $11.9 million for the same period last year. Loan and deposit charges totaled $4.2 million, an increase of 22 percent over the third quarter last year. Somerset Financial Services fees totaled $1.9 million, an increase of 17 percent over the same period the previous year. Included in non-interest income in the third quarter of 2001 were a $543,000 gain on the sale of investment securities and a $563,000 gain on the sale of a former branch building.

          Non-interest income for the nine months ended September 30, 2002 was $35.6 million, compared with $34.1 million for the same period last year, an increase of 4 percent.

First Indiana Corporation Announces Third Quarter Earnings
October 16, 2002

          Non-interest expense was $16.8 million for the third quarter 2002, compared to $17.3 million in the third quarter of 2001. Non-interest expense was $49.2 million for the nine months ended September 30, 2002, compared to $50.7 million for the same period last year.

          Annualized return on assets was 1.29 percent for the third quarter of 2002, compared to 1.28 percent for the same quarter in 2001. Annualized return on equity was 12.21 percent for the third quarter of 2002, compared to 13.00 percent for the same quarter in 2001. The Corporation’s capital continued to strengthen as evidenced by the ratio of shareholders’ equity to assets of 10.48 percent at September 30, 2002, compared to 9.99 percent at September 30, 2001.

          As previously announced, First Indiana signed an agreement to acquire the outstanding shares of Carmel, Indiana-based MetroBanCorp (NASDAQ SC – METB). MetroBanCorp is the holding company for MetroBank, a $174 million bank with seven offices in suburban Indianapolis, Carmel, Fishers, and Noblesville, Indiana. The acquisition is expected to close in the first quarter of 2003 and is expected to be accretive to First Indiana’s earnings per share in 2003.

          Marni McKinney, Vice Chairman of First Indiana Corporation; Owen B. (Bud) Melton, Jr., President of First Indiana Corporation; and William J. Brunner, Vice President of First Indiana Corporation and Chief Financial Officer of First Indiana Bank, will host a conference call to discuss third quarter earnings Friday, October 18, 7:30 a.m. EST (8:30

First Indiana Corporation Announces Third Quarter Earnings
October 16, 2002

a.m. New York time). To gain access to the conference call, please dial 1 (800) 278-9857 and ask for First Indiana earnings. A replay of the call may be heard at 1 (800) 642-1687 with conference ID: 6035521. The replay will be available from 10:00 a.m. October 18 through 5:00 p.m. October 25, 2002.

          First Indiana Corporation is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset Financial Services, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with $2.1 billion in assets and 26 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset Financial Services and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

          Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private

First Indiana Corporation Announces Third Quarter Earnings
October 16, 2002

Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe-harbor provisions. The ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), changes in consumers’ investment decisions due to shifts in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

Financial Highlights
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                         For the Three Months Ended        For the Nine Months Ended
                                               September 30                       September 30
                                       -----------------------------      ------------------------------
                                           2002            2001               2002            2001
                                       -------------   -------------      -------------   --------------
Net Interest Income                        $ 19,401        $ 18,840           $ 55,068         $ 56,846
Provision for Loan Losses                     2,982           2,475              9,751            7,353
Non-Interest Income                          11,111          11,857             35,560           34,116
Non-Interest Expense                         16,767          17,316             49,150           50,737
Net Earnings                                  6,842           6,848             20,121           20,381

Basic Earnings Per Share                     $ 0.44          $ 0.44             $ 1.30           $ 1.31
Diluted Earnings Per Share                     0.43            0.43               1.27             1.27
Dividends Per Share                           0.160           0.128              0.480            0.384

Net Interest Margin                            3.88%          3.74%             3.75%           3.77%
Efficiency Ratio                              54.95           56.41              54.23            55.78
Annualized Return on Average Equity           12.21           13.00              12.42            13.19
Annualized Return on Average Assets            1.29            1.28               1.30             1.29

Average Shares Outstanding               15,576,745      15,590,409         15,532,653       15,613,524
Average Diluted Shares Outstanding       15,851,161      16,022,986         15,825,930       16,061,730

                                              At September 30
                                       ------------------------------
                                           2002            2001
                                       -------------   -------------
Assets                                  $ 2,132,631     $ 2,129,152
Loans                                     1,847,504       1,827,732
Deposits                                  1,414,788       1,390,549
Shareholders' Equity                        223,541         212,687
Shareholders' Equity/Assets                   10.48%          9.99%
Shareholders' Equity Per Share              $ 14.39         $ 13.76
Market Closing Price                          18.33           16.48

Shares Outstanding                       15,538,802      15,461,612

Condensed Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                          September 30         June 30       September 30
                                                              2002              2002             2001
                                                         ----------------  ---------------- ----------------
Assets
  Cash                                                          $ 65,088          $ 62,464         $ 59,420
  Federal Funds Sold                                                   -                 -            8,000
                                                         ----------------  ---------------- ----------------
    Total Cash and Cash Equivalents                               65,088            62,464           67,420
  Securities Available for Sale                                  143,252           145,085          154,408
  FHLB and FRB Stock                                              22,491            22,491           22,491
  Loans
    Business                                                     515,478           495,427          413,398
    Consumer                                                     671,292           672,972          699,533
    Residential Mortgage                                         292,276           278,505          355,357
    Single-Family Construction                                   222,679           220,658          240,927
    Commercial Real Estate                                       145,779           142,532          118,517
                                                         ----------------  ---------------- ----------------
  Total Loans                                                  1,847,504         1,810,094        1,827,732
    Allowance for Loan Losses                                    (38,349)          (37,353)         (36,442)
                                                         ----------------  ---------------- ----------------
  Net Loans                                                    1,809,155         1,772,741        1,791,290
  Premises and Equipment                                          20,645            20,148           20,626
  Accrued Interest Receivable                                     11,177            11,936           17,223
  Goodwill                                                        13,045            13,045           13,274
  Other Assets                                                    47,778            49,428           42,420
                                                         ----------------  ---------------- ----------------
Total Assets                                                  $2,132,631        $2,097,338       $2,129,152
                                                         ================  ================ ================

Liabilities and Shareholders' Equity
  Liabilities
    Non-Interest-Bearing Deposits                              $ 170,887         $ 169,461        $ 140,880
    Interest-Bearing Deposits
        Demand Deposits                                          159,881           160,781          119,150
        Savings Deposits                                         395,811           414,581          418,322
        Certificates of Deposit                                  688,209           638,725          712,197
                                                         ----------------  ---------------- ----------------
      Total Interest-Bearing Deposits                          1,243,901         1,214,087        1,249,669
                                                         ----------------  ---------------- ----------------
    Total Deposits                                             1,414,788         1,383,548        1,390,549
    Short-Term Borrowings                                        138,185           143,142          124,983
    Federal Home Loan Bank Advances                              319,532           319,538          356,647
    Accrued Interest Payable                                       2,631             2,942            4,738
    Advances by Borrowers for Taxes and Insurance                 13,898            11,363           15,559
    Other Liabilities                                             20,056            18,742           23,989
                                                         ----------------  ---------------- ----------------
  Total Liabilities                                            1,909,090         1,879,275        1,916,465
                                                         ----------------  ---------------- ----------------
  Shareholders' Equity
    Preferred Stock                                                    -                 -                -
    Common Stock                                                     172               172              171
    Capital Surplus                                               42,594            43,222           41,766
    Retained Earnings                                            196,160           191,077          185,469
    Accumulated Other Comprehensive Income                         4,848             3,825            4,982
    Treasury Stock at Cost                                       (20,233)          (20,233)         (19,701)
                                                         ----------------  ---------------- ----------------
  Total Shareholders' Equity                                     223,541           218,063          212,687
                                                         ----------------  ---------------- ----------------
Total Liabilities and Shareholders' Equity                    $2,132,631        $2,097,338       $2,129,152
                                                         ================  ================ ================

Condensed Consolidated Statements of Earnings
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                    Three Months Ended September 30      Nine Months Ended September 30
                                                  ------------------------------------------------------------------------
                                                        2002              2001               2002              2001
                                                  ------------------------------------ ----------------- -----------------
Interest Income
  Loans                                                    $ 29,577          $ 36,334          $ 87,948         $ 113,496
  Securities Available for Sale                               2,079             2,419             6,494             7,554
  Dividends on FRB and FHLB Stock                               353               404             1,036             1,247
  Federal Funds Sold                                              -                35                15               375
                                                  ------------------------------------ ----------------- -----------------
    Total Interest Income                                    32,009            39,192            95,493           122,672
                                                  ------------------------------------ ----------------- -----------------
Interest Expense
  Deposits                                                    8,726            14,484            28,698            47,697
  Short-Term Borrowings                                         671             1,032             1,593             3,584
  Federal Home Loan Bank Advances                             3,211             4,836            10,134            14,545
                                                  ------------------------------------ ----------------- -----------------
    Total Interest Expense                                   12,608            20,352            40,425            65,826
                                                  ------------------------------------ ----------------- -----------------
Net Interest Income                                          19,401            18,840            55,068            56,846
  Provision for Loan Losses                                   2,982             2,475             9,751             7,353
                                                  ------------------------------------ ----------------- -----------------
Net Interest Income after Provision for
    Loan Losses                                              16,419            16,365            45,317            49,493
                                                  ------------------------------------ ----------------- -----------------
Non-Interest Income
  Loan and Deposit Charges                                    4,230             3,457            11,637             8,804
  Loan Servicing Income                                         (22)              398               412               849
  Loan Fees                                                     545               938             1,942             2,931
  Trust Fees                                                    637               618             1,965             1,653
  Somerset Financial Services Fees                            1,864             1,600             8,686             7,895
  Investment Product Sales Commissions                          685               604             2,220             1,407
  Sale of Loans                                               2,605             2,420             6,538             7,583
  Sale of Investment Securities                                   -               543               223               543
  Sale of Premises & Equipment                                  (74)              563               (77)              549
  Other                                                         641               716             2,014             1,902
                                                  ------------------------------------ ----------------- -----------------
    Total Non-Interest Income                                11,111            11,857            35,560            34,116
Non-Interest Expense
  Salaries and Benefits                                       9,526             9,584            28,179            28,500
  Net Occupancy                                               1,060               937             3,081             2,759
  Equipment                                                   1,437             1,950             4,581             5,411
  Professional Services                                       1,135             1,015             3,231             2,958
  Marketing                                                     518               670             1,671             2,051
  Telephone, Supplies, and Postage                              805               861             2,477             2,646
  Goodwill Amortization                                           -               229                 -               692
  Other                                                       2,286             2,070             5,930             5,720
                                                  ------------------------------------ ----------------- -----------------
    Total Non-Interest Expense                               16,767            17,316            49,150            50,737
                                                  ------------------------------------ ----------------- -----------------
Earnings before Income Taxes                                 10,763            10,906            31,727            32,872
Income Taxes                                                  3,921             4,058            11,606            12,491
                                                  ------------------------------------ ----------------- -----------------
Net Earnings                                                $ 6,842           $ 6,848          $ 20,121          $ 20,381
                                                  ==================================== ================= =================

Basic Earnings Per Share                                     $ 0.44            $ 0.44            $ 1.30            $ 1.31
                                                  ==================================== ================= =================

Diluted Earnings Per Share                                   $ 0.43            $ 0.43            $ 1.27            $ 1.27
                                                  ==================================== ================= =================

Dividends Per Common Share                                   $ 0.16           $ 0.128            $ 0.48           $ 0.384
                                                  ==================================== ================= =================

Net Interest Margin
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                               Three Months Ended
                                          ----------------------------------------------------------------
                                                September 30, 2002              September 30, 2001
                                          ------------------------------  --------------------------------
                                           Average              Yield /     Average              Yield /
                                           Balance    Interest   Rate       Balance   Interest    Rate
                                          ----------- ------------------  ---------------------- ---------

Assets
    Federal Funds Sold                           $ -        $ -     - %       $ 3,967      $ 35   3.54%
    Securities Available for Sale            144,500      2,079  5.75         153,775     2,419   6.29
    FHLB and FRB Stock                        22,491        353  6.29          22,188       404   7.28
    Loans
        Business                             500,692      7,311  5.79         388,690     7,280   7.43
        Consumer                             684,155     12,622  7.36         718,418    15,778   8.78
        Residential Mortgage                 280,990      4,385  6.24         377,097     6,516   6.91
        Single-Family Construction           223,352      3,029  5.38         241,978     4,451   7.30
        Commercial Real Estate               142,338      2,230  6.23         115,385     2,309   7.96
                                          ----------- ----------          ----------------------
    Total Loans                            1,831,527     29,577  6.43       1,841,568    36,334   7.87
                                          ----------- ----------          ----------------------
  Total Earning Assets                     1,998,518     32,009  6.38       2,021,498    39,192   7.73
  Other Assets                               105,701                          101,852
                                          -----------                     ------------
Total Assets                              $2,104,219                       $2,123,350
                                          ===========                     ============

Liabilities and Shareholders' Equity
    Interest-Bearing Deposits
      Demand Deposits                      $ 162,163      $ 342  0.84%     $ 124,150     $ 438   1.40%
      Savings Deposits                       406,038      1,344  1.31         416,976     3,156   3.00
      Certificates of Deposit                629,837      7,040  4.43         729,948    10,890   5.92
                                          ----------- ----------          ----------------------
    Total Interest-Bearing Deposits        1,198,038      8,726  2.89       1,271,074    14,484   4.52
    Short-Term Borrowings                    155,317        671  1.71         117,718     1,032   3.48
    Federal Home Loan Bank Advances          336,439      3,211  3.79         349,912     4,836   5.48
                                          ----------- ----------          ----------------------
  Total Interest-Bearing Liabilities       1,689,794     12,608  2.96       1,738,704    20,352   4.64
  Non-Interest-Bearing Demand Deposits       154,053                          129,694
  Other Liabilities                           37,969                           45,954
  Shareholders' Equity                       222,403                          208,998
                                          -----------                     ------------
Total Liabilities and Shareholders'
   Equity                                 $2,104,219                       $2,123,350
                                          =========== ----------          ============----------
Net Interest Income/Spread                             $ 19,401  3.42%                $ 18,840   3.09%
                                                      ========== ========              ========== =========
Net Interest Margin                                              3.88%                           3.74%
                                                                 ========                         =========

                                                                Nine Months Ended
                                          --------------------------------------------------------------
                                                 September 30, 2002             September 30, 2001
                                          -----------------------------  -------------------------------
                                           Average              Yield /   Average              Yield /
                                           Balance   Interest    Rate     Balance   Interest    Rate
                                          ---------- ---------- -------  --------------------- ---------

Assets
    Federal Funds Sold                      $ 1,440       $ 15  1.42%     $ 10,610     $ 375   4.73%
    Securities Available for Sale           146,537      6,494  5.91        156,690     7,554   6.43
    FHLB and FRB Stock                       22,491      1,036  6.14         21,792     1,247   7.63
    Loans
        Business                            469,575     20,200  5.75        334,190    20,509   8.21
        Consumer                            680,127     38,588  7.57        731,824    49,866   9.09
        Residential Mortgage                281,542     13,839  6.55        418,106    22,287   7.11
        Single-Family Construction          224,362      8,954  5.34        227,731    13,897   8.16
        Commercial Real Estate              132,323      6,367  6.43        109,629     6,937   8.45
                                          ---------- ----------          ---------------------
    Total Loans                           1,787,929     87,948  6.57      1,821,480   113,496   8.32
                                          ---------- ----------          ---------------------
  Total Earning Assets                    1,958,397     95,493  6.51      2,010,572   122,672   8.14
  Other Assets                              105,692                          97,995
                                          ----------                     -----------
Total Assets                              $2,064,089                     $2,108,567
                                          ==========                     ===========

Liabilities and Shareholders' Equity
    Interest-Bearing Deposits
      Demand Deposits                     $ 158,826      $ 988  0.83%    $ 120,868   $ 1,306   1.44%
      Savings Deposits                      425,987      4,342  1.36        401,670    11,175   3.72
      Certificates of Deposit               638,106     23,368  4.90        763,809    35,216   6.16
                                          ---------- ----------          ---------------------
    Total Interest-Bearing Deposits       1,222,919     28,698  3.14      1,286,347    47,697   4.96
    Short-Term Borrowings                   124,885      1,593  1.71        111,026     3,584   4.32
    Federal Home Loan Bank Advances         308,724     10,134  4.39        336,106    14,545   5.79
                                          ---------- ----------          ---------------------
  Total Interest-Bearing Liabilities      1,656,528     40,425  3.26      1,733,479    65,826   5.08
  Non-Interest-Bearing Demand Deposits      149,667                         123,434
  Other Liabilities                          41,232                          45,124
  Shareholders' Equity                      216,662                         206,530
                                          ----------                     -----------
Total Liabilities and Shareholders'
   Equity                                $2,064,089                     $2,108,567
                                          ========== ----------          ===========----------
Net Interest Income/Spread                            $ 55,068  3.25%               $ 56,846   3.06%
                                                     ========== =======             ========== =========
Net Interest Margin                                             3.75%                          3.77%
                                                                =======                        =========

Loan Charge-Offs and Recoveries
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                         Three Months Ended                           Nine Months Ended
                                              September 30, 2002    September 30, 2001     September 30, 2002    September 30, 2001
                                              --------------------- ---------------------  --------------------- --------------------
Allowance for Loan Losses at Beginning
   of Period                                           $ 37,353              $ 35,304               $ 37,135              $ 33,578
  Charge-Offs
    Business                                                253                    58                  3,778                   257
    Consumer                                              1,371                 1,378                  4,777                 4,223
    Residential Mortgage                                     73                     5                     93                    94
    Single-Family Construction                              372                     -                    443                   293
    Commercial Real Estate                                  288                   150                    350                   335
                                              ------------------    ------------------     ------------------    ------------------
  Total Charge-Offs                                       2,357                 1,591                  9,441                 5,202
  Recoveries                                                  -                     -
    Business                                                 96                    39                    167                   132
    Consumer                                                257                   202                    656                   520
    Residential Mortgage                                      3                   (11)                     3                     1
    Single-Family Construction                                4                    24                     53                    60
    Commercial Real Estate                                   11                     -                     25                     -
                                              ------------------    ------------------     ------------------    ------------------
  Total Recoveries                                          371                   254                    904                   713
                                              ------------------    ------------------     ------------------    ------------------
  Net Charge-Offs                                         1,986                 1,337                  8,537                 4,489
  Provision for Loan Losses                               2,982                 2,475                  9,751                 7,353
                                              ------------------    ------------------     ------------------    ------------------
Allowance for Loan Losses at End of Period             $ 38,349              $ 36,442               $ 38,349              $ 36,442
                                              ==================    ==================     ==================    ==================

Net Charge-Offs to Average Loans
   (Annualized)                                            0.43%                0.29%                 0.64%                0.33%
Allowance for Loan Losses to Loans at
   End of Period                                           2.07                  1.99                   2.07                  1.99
Allowance for Loan Losses to Non-Performing
   Loans                                                 120.04                 99.60                 120.04                 99.60

Non-Performing Assets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                               September 30, 2002   June 30, 2002    September 30, 2001
                                               ---------------------------------------------------------
Non-Performing Loans
  Non-Accrual Loans
    Business                                            $ 7,842            $ 6,310           $ 8,254
    Consumer                                             11,173             12,118            10,281
    Residential Mortgage                                  2,389              3,773             5,125
    Single-Family Construction                            4,932              5,116             2,873
    Commercial Real Estate                                2,474              3,127             2,082
                                               -----------------   ----------------  ----------------
  Total Non-Accrual Loans                                28,810             30,444            28,615
                                               -----------------   ----------------  ----------------
  Accruing Loans
    Business - Current as to Interest and
       Principal                                              -                  -             2,181
    Business - Past Due 90 Days or More                      76              1,148               386
    Consumer - Past Due 90 Days or More                   3,061              2,683             5,269
    Single-Family Construction - Past Due
       90 Days or More                                        -                 48               136
                                               -----------------   ----------------  ----------------
  Total Accruing Loans                                    3,137              3,879             7,972
                                               -----------------   ----------------  ----------------
Total Non-Performing Loans                               31,947             34,323            36,587
  Other Real Estate Owned, Net                            9,307              7,714             4,314
                                               -----------------   ----------------  ----------------
Total Non-Performing Assets                            $ 41,254           $ 42,037          $ 40,901
                                               =================   ================  ================

Non-Performing Loans to Loans at End of
    Period                                                 1.73%             1.90%            2.00%
Non-Performing Assets to Loans and OREO at
    End of Period                                          2.22               2.31              2.23

First Indiana Corporation
Adoption of FASB Statement No. 142
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Upon the adoption of SFAS No. 142 on January 1, 2002, First Indiana Corporation ceased amortizing goodwill, which decreased non-interest expense and increased net earnings for the three month and nine month periods ended September 30, 2002, as compared to the same periods in 2001.  A presentation showing the comparable three month and nine month periods ended September 30, 2002 and 2001 follows.  The 2001 period is presented on a proforma basis excluding goodwill amortization.

                                                 For the Three Months Ended                         For the Nine Months Ended
                                          September 30, 2002     September 30, 2001        September 30, 2002      September 30, 2001
                                        ----------------------- ----------------------    ---------------------- -----------------------

Net Earnings                                           $ 6,842                $ 6,848                  $ 20,121                $ 20,381
Add back:  Goodwill Amortization                             -                    229                         -                     692
                                        ----------------------- ----------------------    ---------------------- -----------------------
Adjusted Net Earnings                                  $ 6,842                $ 7,077                  $ 20,121                $ 21,073
                                        ======================= ======================    ====================== =======================

Basic Earnings Per Share                                $ 0.44                 $ 0.44                    $ 1.30                  $ 1.31
Add back:  Goodwill Amortization                             -                   0.01                         -                    0.04
                                        ----------------------- ----------------------    ---------------------- -----------------------
Adjusted Basic Earnings Per Share                       $ 0.44                 $ 0.45                    $ 1.30                  $ 1.35
                                        ======================= ======================    ====================== =======================

Diluted Earnings Per Share                              $ 0.43                 $ 0.43                    $ 1.27                  $ 1.27
Add back:  Goodwill Amortization                             -                   0.01                         -                    0.04
                                        ----------------------- ----------------------    ---------------------- -----------------------
Adjusted Diluted Earnings Per Share                     $ 0.43                 $ 0.44                    $ 1.27                  $ 1.31
                                        ======================= ======================    ====================== =======================